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                   AMENDED PLAN AND AGREEMENT OF DISTRIBUTION


         AMENDED PLAN AND AGREEMENT made this 17th day of September, 1993, by and between ------------------------------------------, a corporation organized under the laws of the State of Maryland (the "Fund"), and BULL & BEAR SERVICE CENTER, INC., a corporation organized under the laws of the State of Delaware (the "Distributor").

         WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Fund has entered into a Distribution Agreement with the Distributor pursuant to which the Distributor has agreed to serve as the principle distributor for the Fund; and

         NOW,   THEREFORE,   the  Fund  hereby   adopts  this  amended  plan  of
distribution (the 'Amended Plan and Agreement") in accordance with Rule 12b-1 under the Act:

1. As Distributor for the Fund, the Distributor agrees to assist the Fund in selling its shares and to perform distribution and service activities as defined herein. In rendering services pursuant to this Amended Plan and Agreement and the Distribution Agreement, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Fund's shares or the servicing and maintenance of shareholder accounts, including, but not limited to: advertising, direct mail, and promotional expenses; compensation to the Distributor and its employees; compensation to and expenses, including overhead and telephone and other communication expenses, of the Distributor, the Investment Manager, the Fund, and selected broker dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts; fulfillment expenses, including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by the Distributor and allocated by the Distributor to its efforts to distribute shares of the Fund such as office rent and equipment, employee salaries, employee bonuses and other overhead expenses.

2. A. The Fund is authorized to pay to the Distributor, as compensation for the Distributor's distribution activities as defined in paragraph 14 hereof, a fee at the rate of 0.75% on an annualized basis of the average daily net assets of the Fund. Such distribution fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.
      B. The Fund is further authorized to pay to the Distributor, as compensation for the Distributor's service activities as defined in paragraph 14 hereof, a fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund. Such service fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         C. The Fund may pay a distribution or service fee to the Distributor at a lesser rate than the fees specified in paragraphs 2A and 2B, respectively, of this Amended Plan and Agreement, in either case as mutually agreed to by the Fund and the Distributor.

3. This Amended Plan and Agreement shall not take effect until it has been approved by the vote of a majority of both (i) those directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Amended Plan and Agreement or any agreement


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related to it (the "Rule 12b-1 Plan  Directors"),  and (ii) all of the directors then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Amended Plan and Agreement and such related agreements.

4. This Amended Plan and Agreement shall continue in affect for one year from its execution or adoption and thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Amended Plan and Agreement in paragraph 3.

5. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under this Amended Plan and Agreement and the purposes for which such expenditures were made. A reasonable allocation of overhead and other expenses of the Distributor related to its distribution activities and service activities, including telephone and other communication expenses, may be included in the information regarding amounts expended for such activities.

6. This Amended Plan and Agreement may not be amended to increase materially the amount of fees provided for in paragraphs 2A and 2B hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to this Amended Plan and Agreement shall be made unless approved by the Board and the Plan Directors in the manner provided for approval of this Amended Plan and Agreement in paragraph 3.

7. The amount of the distribution and service fees payable by the Fund to the Distributor under paragraphs 2A and 2B hereof is not related directly to expenses incurred by the Distributor on behalf of the Fund in serving as Distributor, and paragraph 2 hereof does not obligate the Fund to reimburse the Distributor for such expenses. The distribution and service fees set forth in paragraphs 2A and 2B hereof will be paid by the Fund to the Distributor unless and until this Amended Plan and Agreement is terminated or not renewed. If this Amended Plan and Agreement is terminated or not renewed, any expenses incurred by the Distributor an behalf of the Fund in excess of payments of the fees specified in paragraphs 2A and 2B hereof which the Distributor has received or accrued through the termination date are the sole responsibility and liability of the Distributor, and are not obligations of the Fund.

8. Any other agreements related to this Amended Plan and Agreement shall not take effect until approved in the manner provided for approval of this Amended Plan and Agreement in paragraph 3.

9. The Distributor shall use its best efforts in rendering services to the Fund hereunder, but in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties hereunder, the Distributor shall not be liable to the Fund or to any shareholder of the Fund f or any act or failure to act by the Distributor or any affiliated person of the Distributor or f or any loss sustained by the Fund or its shareholders.

10. Nothing contained in this Amended Plan and Agreement shall prevent the Distributor or any affiliated person of the Distributor from performing services similar to those to be performed hereunder for any other person, firm, corporation or for its or their own accounts or for the accounts of others.

11. This Amended Plan and Agreement may be terminated at any time by vote of a majority of the Plan Directors, or by vote of a majority of the outstanding voting securities of the Fund. This Amended Plan and Agreement shall automatically terminate in the event of its assignment.

12. While this Amended Plan and Agreement is in effect, the selection and nomination of directors who are not interested persons of the Fund shall be committed to the discretion of the directors who are not interested persons.

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13. The Fund shall  preserve  copies of this Amended Plan and  Agreement and any other agreements related to this Amended Plan and Agreement and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Amended Plan and Agreement, or the date of any such agreement or of any such report, as the case may be, the first two years in an easily accessible place.

14. For purposes of this Amended Plan and Agreement, "distribution activities" shall mean any activities in connection with the Distributor's performance of its services under this Amended Plan and Agreement and the Distribution Agreement that are not deemed "service activities." "Service activities" shall mean activities covered by the definition of "service fee" contained in Section 26(b) of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice, as amended.

15. As used in this Amended Plan and Agreement, the terms: "majority of the outstanding voting securities," "interested person," and "assignment" shall have the same meaning as those terms have in the Act.

16. This Amended Plan and Agreement shall be construed in accordance with the laws of the State of New York and the Act. To the extent the applicable law of the State of New York, or any at the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         IN WITNESS WHEREOF, this Amended Plan and Agreement is executed on the day and year set forth above in the City and State of New York.


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                               By:


                               BULL & BEAR SERVICE CENTER, INC.


                               By: